EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") dated as of February 28, 2014 is entered into by and among KHM Rentals, LLC, a Texas limited liability company ("KHM"), Lone Star Tank Rental LP, a Texas limited partnership ("Lone Star" and collectively with KHM, "Sellers"), each of the Principals listed in Exhibit A attached hereto and Lone Star Tank Rental Inc., a Delaware corporation doing business as “Lone Star Liquid Tank Rental Inc.” ("Buyer").

RECITALS

WHEREAS, Sellers lease, rent and sell portable liquid storage tank containers and other related and ancillary products and provide related services to the oil and gas exploration and production sector (the "Business"); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets of Sellers used in the Business, and certain specified liabilities of Sellers used in the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

"Accounts Receivable" means all accounts receivable of Sellers earned as of the Closing Date and any security, claim, remedy or other right related to the Purchased Assets, all as set forth in Section 1.01(a) of the Disclosure Schedules.  To the extent that Accounts Receivable include revenues which have not been earned as of the Closing Date, there will be a corresponding increase to Vendor Accounts Payable for the unearned revenue for purposes of calculating Net Working Capital.

"Accounts Receivable Holdback" has the meaning set forth in Section 2.07(b) and shall be set forth in the Closing Statement which shall be disbursed to Sellers or retained by Buyer pursuant to the terms and conditions of this Agreement.

"Acquisition Proposal" has the meaning set forth in Section 6.03(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.10.

"Assigned Contracts" has the meaning set forth in Section 2.01(g).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Balance Sheet" has the meaning set forth in Section 4.04.

"Balance Sheet Date" has the meaning set forth in Section 4.04.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 4.18(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" has the meaning set forth in Section 2.01(p).

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

"Buyer's Accountants" means Crowe Horwath LLP.

"Buyer's Closing Certificate" has the meaning set forth in Section 3.02(b)(xi).

"Cap" has the meaning set forth in Section 8.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., as amended to date.

"Claim Notice" has the meaning set forth in Section 2.07(a).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Closing Payment" has the meaning set forth in Section 2.05(d).

"Closing Statement" has the meaning set forth in Section 3.02(a)(xvi).

"Code" means the Internal Revenue Code of 1986, as amended.

"Consulting Agreements" mean the Herricks Consulting Agreement, the Long Consulting Agreement and the Mitchell Consulting Agreement.

"Contracts" means all contracts, leases, rental agreements, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customer Contracts” has the meaning set forth in Section 2.01(g).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and the Principals and Buyer concurrently with the execution and delivery of this Agreement and revised, as necessary, for the Closing.

"Disputed Amounts" has the meaning set forth in Section 6.17(a)(iii).

"Dollars or $" means the lawful currency of the United States.

“Employment Loss” means, with respect to the employees of either Seller, (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) commencement of a layoff, (iii) a reduction in hours of work of more than 50%, or (iv) any other employment-related event that, when aggregated with enough such other employment-related events, could be expected to trigger the notice or liability provisions of the WARN Act.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” means an escrow agent mutually acceptable to Sellers, the Principals and Buyer.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date, by and among the Sellers, the Principals, Buyer and Escrow Agent with mutually acceptable terms and conditions.

“Escrow Amount” means the amount deposited into the escrow account pursuant to the terms and conditions of the Escrow Agreement, equal to the amounts paid under the Promissory Note.

“Escrow Funds” means the funds held in the escrow account pursuant to the terms and conditions of the Escrow Agreement.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Contracts" has the meaning set forth in Section 2.02(b).

"Excluded Liabilities" has the meaning set forth in Section 2.04(b).

"Facilities" means the parcels of real property on which Sellers operate the Business.

"Financial Statements" has the meaning set forth in Section 4.04.

"FIRPTA Certificate" has the meaning set forth in Section 7.02(m).

"Fundamental Reps" means the representations and warranties of Sellers and Principals set forth in Sections 4.01(b), 4.05, 4.08, 4.15, 4.16, 4.17, 4.20 and 4.23; provided, however, that the representations and warranties of Sellers' in Section 4.23 shall not render any representations and warranties of Sellers "Fundamental Rep" unless listed in this definition.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"General Indemnity Amount" means the sum of $5,000,000 in cash on hand or funds available for borrowing by GFN or any of its subsidiaries to secure payment of the indemnification obligations of Sellers and the Principals.

"General Indemnity Holdback" means an amount equal to $5,000,000 (i) evidenced by the Promissory Note guaranteed by GFN North America Corp. which will secure payment of the indemnification obligations of each Seller and Principal under this Agreement and the Transaction Documents and (ii) against which Buyer may offset Losses which Buyer or Buyer's Affiliates are entitled to be indemnified under this Agreement, the Transaction Documents and pursuant to agreements entered into after the Closing Date among Buyer's Affiliates and the Affiliates of the Principals.

"General Partner" means GP II Energy, Inc., a Texas corporation.

"GFN" means General Finance Corporation, a Delaware corporation.

"GFN Common Stock" means the common stock of GFN.

"GFN Shares" has the meaning set forth in Section 2.09.

"Goldsmith Premises" means those certain premises located at 303 South Alma Street, Goldsmith, Texas 79741 consisting of approximately 2.06 acres.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Herricks Consulting Agreement" has the meaning set forth in Section 3.02(a)(vii).

"Herricks Employment Agreement" has the meaning set forth in Section 3.02(a)(vi).

"Holdback Deadline" has the meaning set forth in Section 2.07(a).

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountants" has the meaning set forth in Section 6.17(c)(iii).

"Insurance Policies" has the meaning set forth in Section 4.14.

"Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing.

"Intellectual Property Assets" means all Intellectual Property that is owned by Sellers and used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Assignments" has the meaning set forth in Section 3.02(a)(iii).

"Intellectual Property Licenses" means all licenses, sublicenses and other agreements by or through which other Persons, including each Seller's Affiliates, grant either Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Inventory" has the meaning set forth in Section 2.01(e).

“Kenedy Premises” means those (i) certain premises located at 371 Private Road 1121, Kenedy, Texas 78118 consisting of approximately 10 acres and including a shop and offices and (ii) those certain premises consisting of approximately 5 acres leased pursuant to that certain Lease Agreement dated September 1, 2013 between Wayne Hierholzer and KHM.

"Kermit Premises" means those certain premises located at 2512 West Highway 302, Kermit, Texas 79745 consisting of approximately 10 acres and including a shop and offices.

"KHM" has the meaning set forth in the preamble.

"KHM Membership Interests" has the meaning set forth in Section 4.01(b).

"KHM Principals" means General Partner, Bradley Herricks, Bobby Herricks, Justin Herricks, the Wyatt J. Koricanek Trust and the Tanner L. Koricanek Trust.

"Knowledge of Sellers or Sellers' Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director, officer, limited partner, manager, member or shareholder or the General Partner of either Seller, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Lease Fleet" has the meaning set forth in Section 2.01(a).

"Leased Real Property" has the meaning set forth in Section 4.10(a).

"Leases" has the meaning set forth in Section 3.02(a)(iv).

"Letter of Intent" means that certain Non-Binding Letter of Intent dated December 23, 2013 among Sellers and GFN.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Lone Star" has the meaning set forth in the preamble.

"Lone Star Partnership Interests" has the meaning set forth in Section 4.01(b).

"Lone Star Principals" means Bradley Herricks, Bobby Herricks, Mitchell, Stan Long and WTTR, Inc.

“Long” means Stan Long.

“Long Consulting Agreement” has the meaning set forth in Section 3.02(a)(viii).

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets or (c) the ability of either Seller to consummate the transactions contemplated hereby on a timely basis, but shall not include any such material adverse effect directly caused by: (1) changes, developments or effects (i) generally affecting the principal industries in the Business, to the extent such changes, developments or effects do not disproportionately impact the Business, (ii) generally affecting the economy or the financial markets in the United States or globally (including interest rates), to the extent such changes, developments or effects do not disproportionately impact the Business relative to other entries in the Sellers’ business (iii) generally affecting regulatory or political conditions in the United States or globally, to the extent such changes, developments or effects do not disproportionately impact the Business relative to other entities in the Sellers’ business, or (iv) resulting from any action or omission of Buyer or taken or omitted to be taken by the Sellers at the written direction of Buyer; (2) any changes in generally accepted accounting principles in the United States (“GAAP”) or any principles  of income tax basis accounting or the interpretation thereof after the date hereof, or (3) acts of terrorism or war..

"Material Contracts" has the meaning set forth in Section 4.07(a).

"Material Customers" has the meaning set forth in Section 4.13(a).

"Material Suppliers" has the meaning set forth in Section 4.13(b).

"Mitchell" means George P. Mitchell, II.

"Mitchell Consulting Agreement" has the meaning set forth in Section 3.02(a)(ix).

"Multiemployer Plan" has the meaning set forth in Section 4.18(c).

"NASDAQ" means The NASDAQ Stock Market LLC.

"Net Working Capital" means: (a) earned Accounts Receivable, less (b) Vendor Accounts Payable.  To the extent that Accounts Receivable include revenues which have not been earned as of the Closing Date, there will be a corresponding increase to Vendor Accounts Payable for the unearned revenue.

"Noncompetition Agreement" has the meaning set forth in Section 3.02(a)(v).

"Noncompetition Payments" means aggregate payments equal to $5,000,000 to be paid pursuant to the terms and conditions of the Noncompetition Agreement and this Agreement with the amounts payable to each Principal to be determined prior to the Closing.

"Non-Fundamental Reps" shall mean all of the representations and warranties of Sellers and the Principals set forth in this Agreement, except for the Fundamental Reps.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 4.08(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Pledge Agreement" has the meaning set forth in Section 3.02(a)(xi).

"Pledged Shares" has the meaning set forth in Section 2.09.

"Post-Closing Adjustment" has the meaning set forth in Section 2.06(b).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Power of Attorney" has the meaning set forth in Section 3.02(a)(xii).

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Principal Representative" means the Person designated by the Principals upon written notice to Buyer, provided however, that only one Person may serve as the Principal Representative.

"Principals" means Bradley Herricks, Bobby Herricks, Justin Herricks, George P. Mitchell, II, the General Partner, the Wyatt T. Koricanek Trust, the Tanner L. Koricanek Trust, Stan Long and WTTR, Inc.

"Promissory Note" means that certain promissory note of Buyer pertaining to the General Indemnity Holdback in the original principal amount of $5,000,000 substantially in the form of Exhibit U.

"Purchase Price" has the meaning set forth in Section 2.05.

"Purchased Assets" has the meaning set forth in Section 2.01.

"Qualified Benefit Plan" has the meaning set forth in Section 4.18(c).

"Real Property" has the meaning set forth in Section 3.02(a)(iv).

"Real Property Leases" has the meaning set forth in Section 4.10(a).

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Rental Ready" shall mean that each unit of the Lease Fleet is in good condition, without deferred maintenance and without leaks of any material kind (a leak will not be material if it occurs in the ordinary course of business and if the leak is in the process of being repaired in a timely manner consistent with the normal turnaround time of the Facilities); the determination by Buyer concerning whether a Lease Fleet unit is “Rental Ready” shall be made without regard to cosmetic or non-substantive changes to each Lease Fleet unit.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Review Period" has the meaning set forth in Section 6.17(c)(i).

“Road Worthy” means that the vehicles and trailers are in good condition, without deferred maintenance and ready to be operated on public roads.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.22.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Sellers" has the meaning set forth in the preamble.

"Sellers' Accountants" means Johnson, Miller & Co., CPAs, PC.

"Sellers' Closing Certificate" has the meaning set forth in Section 3.02(a)(xiv).

“Sellers’ and Principals’ Counsel” means Cotton, Bledsoe, Tighe & Dawson, P.C.

"Sellers' Secretaries Certificates" has the meaning set forth in Section 3.02(a)(xv).

“Seller Termination Date” has the meaning set forth in Section 9.01(c).

"Statement of Objections" has the meaning set forth in Section 6.18(c)(ii).

"Stockholders Agreement" has the meaning set forth in Section 3.02(a)(x).

"Services Agreement" has the meaning set forth in Section 3.02(a)(xi).

"Tangible Personal Property" has the meaning set forth in Section 2.01(i).

"Tax Clearance Certificate" has the meaning set forth in Section 6.14.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means the Closing Statement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Leases, the Noncompetition Agreement, the Herricks Employment Agreement, the Consulting Agreements, the Stockholders Agreement, the Pledge Agreement, the Escrow Agreement, the Services Agreement, the Power of Attorney, the Sellers' Closing Certificate, the Secretaries Certificates and any other agreements, instruments and documents required by Buyer to be executed and delivered at the Closing.

"Undisputed Amounts" has the meaning set forth in Section 6.17(c)(iii).

"Union" has the meaning set forth in Section 4.19(b).

"Vendor Accounts Payable" has the meaning set forth in Section 2.03(a).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Payments" has the meaning set forth in Section 2.06(b).

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers' right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, in each case to the extent such rights and assets are transferable and are owned or held by Seller, (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:

(a) the frac tanks, acid tanks, oil test tanks, blow down pits, mud tanks, mud pumps,  cutting tanks, splitter valves, tees, containment liners or other similar assets used in the Business as set forth in Schedule 2.01(a) of the Disclosure Schedules (collectively, "Lease Fleet");

(b) the vehicles and trailers set forth in Schedule 2.01(b) of the Disclosure Schedules;

(c)  the material handling equipment or other rolling stock used in the Business set forth in Schedule 2.01(c);

(d) all Accounts Receivable;

(e) all other equipment and parts and supplies used in the Business, other assets, inventory or repair parts forth in Section 2.01(e) of the Disclosure Schedules ("Inventory");

(f) subject to Section 2.11 of this Agreement, all Contracts, including, without limitation, Intellectual Property Licenses and all rights to use the telephone numbers, cell phone numbers, set forth on Section 2.01(f) of the Disclosure Schedules;

(g) all Contracts with customers of the Business (collectively, the "Customer Contracts" and collectively with the contracts identified in Section 2.01(f) of the Disclosure Schedules, the "Assigned Contracts");

(h) all Intellectual Property Assets set forth in Section 2.01(g) of the Disclosure Schedules;

(i) all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, printers, telephones, sales merchandise, shop equipment and other tangible personal property set forth in Section 2.01(h) of the Disclosure Schedules (the "Tangible Personal Property");

(j) all Leased Real Property;

(k) to the extent assignable by law, all Permits, including Environmental Permits, licenses and registrations, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.16(b) and Section 4.17(b) of the Disclosure Schedules;

(l) all rights to any Actions set forth in Section 2.01(k) of the Disclosure Schedules of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise set forth in Section 2.01(k) of the Disclosure Schedules;

(m) all customer deposits on Contracts to lease the Lease Fleet and utility deposits (including any such item relating to the payment of Taxes);

(n) all of Sellers' rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(o) all insurance benefits, excluding medical insurance and key man life insurance, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(p) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists (both current and historical), customer purchasing histories, price lists, distribution lists, supplier lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), leasing and sales advertisements and material and records (including history of leasing and sales rates, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses ("Books and Records"); and

(q) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a) cash and cash equivalents;

(b) Contracts that are not Assigned Contracts (the "Excluded Contracts");

(c) prepaid expenses (not including utility deposits);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(e) all Benefit Plans and assets attributable thereto;

(f) the Dallas Cowboys Stadium luxury box, any entertainment bus or vehicle and the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules;

(g) the rights which accrue or will accrue to Sellers under the Transaction Documents; and

(h) Owned Real Property or buildings located thereon.

(i) Personal pick up trucks for Bobby Herricks and Stan Long.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the "Assumed Liabilities") and no other Liabilities:

(a) all trade accounts payable of Sellers as detailed in the Net Working Capital at Closing as set forth in Section 2.03(a) of the Disclosure Schedules (“Vendor Accounts Payable”);

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and

(c) those Liabilities of Sellers set forth on Section 2.03(c) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Sellers and the Principals, respectively, shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are, respectively, obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)  any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others of Sellers;

(b) any Liability for (i) Taxes of either Seller, the Principals (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.14; or (iii) other Taxes of Sellers, the Principals (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)  any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)  any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by either Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by either Seller;

(f)  any recall, design defect or similar claims of any products leased or sold or any service performed by either Seller;

(g) any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;

(h) any Liabilities of Sellers for any present or former employees, officers, directors, managers, members, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i)  any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Sellers on or prior to the Closing Date;

(j)  any trade accounts payable of Sellers to the extent not accounted for in the Net Working Capital statement;

(k) any liabilities that constitute intercompany payables owing to Affiliates of Sellers;

(l)  any liabilities that constitute debt, loans or credit facilities to financial institutions;

(m) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to Sellers on or before the Closing Date; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(n) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(o) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to the Closing Date;

(p) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(q) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. All of the parties hereto agree that the aggregate purchase price to be paid by Buyer for the Purchased Assets shall be $95,000,000, subject to adjustment pursuant to Section 2.06 hereof (the "Purchase Price"), plus the assumption of and agreement to pay, perform and discharge the Assumed Liabilities. The Purchase Price will consist of the following and will be payable subject to the terms and conditions of this Agreement:

(a) $10,000,000 in the GFN Shares as set forth in Section 2.09 issued to the Sellers and the Principals pursuant to Section 2.05(a) of the Disclosure Schedules delivered to Buyer no later than three days prior to the Closing Date;

(b) $5,000,000 in the General Indemnity Holdback as set forth in Section 2.07(a) pursuant to the terms of the Promissory Note and payable to certain parties pursuant to the Escrow Agreement;

(c) $5,000,000 in the Noncompetition Payments payable pursuant to the Noncompetition Agreement; and

(d) $75,000,000, as adjusted pursuant to Section 2.06 (the "Closing Payment") payable to Sellers pursuant to the Closing Statement executed by the Sellers and all the Principals.

Any distributions from the Escrow Account shall be made by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 2.06 Purchase Price Adjustments.  The Closing Payment payable pursuant to Section 2.05(d) shall be adjusted pursuant to the terms and conditions of this Section 2.06.

(a)  Total Indebtedness.  The Closing Payment shall be reduced by all amounts paid by Buyer at Closing to pay in full (i) any Liabilities, which are secured by Encumbrances on the Purchased Assets and (ii) any capital or operating leases to which any of the Purchased Assets are subject.

(b) Working Capital Adjustment.  If estimated Net Working Capital at Closing exceeds $1,000,000, as confirmed and superseded by determination of final Net Working Capital made pursuant to Section 6.17(a), then final Net Working Capital shall be paid to Sellers in four equal installments (the “Working Capital Payments”) payable on the dates which are four, seven, ten and thirteen months after the Closing Date.   If the estimated Net Working Capital at Closing is less than $1,000,000, the Closing Payment shall be decreased by the amount that the estimated Net Working Capital at Closing is less than $1,000,000.   Pursuant to Section 6.17(a),  such amount will be reconciled and increased or decreased based upon the determination the final Net Working Capital Amount and at the time of such determination the deficient party will deliver payment.

(c) Accounts Receivable Holdback.  The Accounts Receivable Holdback retained by Buyer pursuant to Section 2.07(b) hereof shall be deducted from the Closing Payment.

(d) Rental Ready Condition Adjustment.  The aggregate amount, if any, calculated pursuant to Section 2.08 hereof to render the Lease Units described in Section 2.08 Rental Ready and the vehicles and trailers described in Section 2.08 Road Worthy shall be deducted from the Closing Payment.

(e)  Lease Fleet, Vehicles, Trailers and Other Equipment.  The Closing Payment will not be adjusted if the total number of Lease Fleet units, Vehicles, Trailers and Other Equipment sold to Buyer at the Closing equals or exceeds the number of Lease Fleet units, Vehicles, Trailers and Other Equipment set forth in the Letter of Intent.  Any deficiencies will result in a reduction to the Closing Payment as agreed upon by Buyer and Sellers prior to Closing and detailed in the Closing Statement.

(f) Unearned Security, Pick Up or Other Deposits.  The Closing Payment shall be reduced for any amounts collected by Buyer prior to Closing for unearned security, pick up or other deposits.

Section 2.07 Holdbacks.

(a)  General Indemnity Holdback.  Until the second anniversary of the Closing Date Buyer shall retain the General Indemnity Holdback, in accordance with this Section 2.07, to secure payment of the indemnification obligations of Sellers, the Principals and their respective Affiliates under Article VIII of this Agreement, the Transaction Documents and any other agreements entered into after the Closing Date to which any Seller, Principal or Affiliates of any Seller or any Principal is a party.  The General Indemnity Holdback will be evidenced by the Promissory Note which will be delivered to the Escrow Account pursuant to the Escrow Agreement.  Buyer will pay 50% of the General Indemnity Amount to the Escrow Account within 30 days of the first anniversary of the Closing Date and the remainder of the General Indemnity Amount to the Escrow Account within 30 days of the second anniversary of the Closing Date (each of the first anniversary and the second anniversary of the Closing Date, a “Holdback Deadline”), unless Buyer has delivered to the Principal Representative and the Escrow Agent prior to the applicable Holdback Deadline a written claim notice which specifies the amount of Losses Buyer has incurred or expects to incur and the basis for the claim for indemnification against Sellers and Principals under this Agreement and the Transaction Documents and any other agreements entered into after the Closing Date to which any Seller, Principal or Affiliates of any Seller or any Principal is a party (a "Claim Notice").  If Buyer has delivered a timely Claim Notice to the Principal Representative and the Escrow Agent, Buyer shall pay to the Escrow Account the applicable portion of the General Indemnity Holdback less amounts subject to the pending Claim Notice.  If Buyer has delivered one or more Claim Notices to the Principal Representative and the Escrow Agent on or before the Holdback Deadline and has not then determined the appropriate amount to be offset, Buyer shall pay to the Escrow Account promptly upon the Holdback Deadline an amount equal to remaining portion of the Holdback Amount less any amounts estimated in any Claim Notice and an amount reasonably estimated by Buyer to cover any unresolved claims.  Buyer shall not be limited to retention of the General Indemnity Holdback (or allocable portion thereof) as a sole remedy in the event that any purchase price adjustment or indemnification or remediation obligation exceeds the General Indemnity Holdback (or allocable portion thereof); rather, in such event, Buyer shall have the right to collect promptly from the Sellers and Principals, in cash, the amount of such excess up to the Cap.

(b) Accounts Receivable Holdback.  Buyer shall retain the accounts receivable holdback set forth in the Closing Statement ("Accounts Receivable Holdback") for up to 300 days after the Closing Date.  The Accounts Receivable Holdback shall be established in an amount equal to the greater of either (i) Accounts Receivables balances which remain uncollected for more than 60 days after the due date of such Accounts Receivable as of the Closing Date or (ii) ten percent (10%) of the total Accounts Receivable as of the Closing Date.  Buyer agrees to use commercially reasonable efforts to collect the Accounts Receivable.  Subject to the terms and qualifications of this Section 2.07(b), Buyer shall be entitled to retain as its sole property any or all of the Accounts Receivable Holdback in an amount equal to the Accounts Receivable which are not collected within 300 days of the Closing Date.  Any accounts receivable of Sellers for which Buyer deducts funds from the Accounts Receivable Holdback shall remain the property of Buyer.  If the Accounts Receivable are fully collected prior to the date which is 300 days after the Closing, then the Accounts Receivable Holdback will be released to Sellers at that time.  Any portion of the Accounts Receivable Holdback which is not retained by Buyer pursuant to the preceding sentence shall be paid to Sellers no later than 300 days after the Closing Date.

Section 2.08 Lease Fleet Rental Ready; Vehicles and Trailers Road Worthy.  If prior to Closing, the Sellers and Buyer determine that (i) a unit of the Lease Fleet which is not being leased to a customer as of the Closing is not Rental Ready in all material respects at Closing, then the maintenance costs required to bring these items into Rental Ready condition will be deducted from the Purchase Price and (ii) any vehicles and trailers that are not Road Worthy, then the costs required to bring those vehicles and trailers units into Road Worthy condition shall be deducted from the Purchase Price.

Section 2.09 GFN Shares.  “GFN Shares” means restricted shares of GFN Common Stock with an aggregate value of $10,000,000, as determined by the average of the volume weighted average daily closing price of GFN Common Stock on each of the 15 consecutive trading days during the period ending three trading days prior to the Closing Date.  Sellers hereby direct GFN to issue the GFN Shares in the names of the Principals and in the number of GFN Shares set forth in Section 2.09 of the Disclosure Schedules.  All of stock certificates evidencing the GFN Shares shall bear the restrictive legends described in the Stockholders Agreement.  The GFN Shares issued in the names of Bobby Herricks and Justin Herricks and any additional stock received as a result of a split or subdivision of the Pledged Shares (the “Pledged Shares”) shall be pledged pursuant to the terms and conditions of the Pledge Agreement, the Herricks Employment Agreement and the Herricks Consulting Agreement. Buyer shall retain possession of the Pledged Shares pursuant to the terms and conditions of the Pledge Agreement.  GFN will register the GFN Shares pursuant to the terms and conditions of the Stockholders Agreement.

Section 2.10 Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an allocation schedule  agreed to by Buyer and Sellers (the "Allocation Schedule"). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers as soon as practical following Closing. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.11 Third Party Consents.  To the extent that Sellers' rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and, prior to Closing, Sellers, at Sellers' expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible, provided that Sellers shall assume no liability whatsoever if any such consent(s) cannot be obtained. If any such consent shall not be obtained on or prior to the Closing Date or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, at the request and expense and under the direction of Buyer, acting reasonably, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.11 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer located at 39 East Union Street, Pasadena, California 91103 at 10:00 a.m. Pacific Daylight Time, on the Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit B attached hereto (the "Bill of Sale") and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit C attached hereto (the "Assignment and Assumption Agreement") and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) assignments in the form of Exhibit D attached hereto (the "Intellectual Property Assignments") and duly executed by Sellers, transferring all of Sellers' right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) Leases satisfactory to Buyer in its sole discretion and duly executed by the respective owners of the real property ("Real Property") of the Kermit Premises, the Goldsmith Premises and the Kenedy Premises substantially in the form attached as Exhibit E-1, Exhibit E-2 and Exhibit E-3 attached hereto and a lease or an assignment of lease with respect to the premises of approximately 4.723 acres in Karnes City, Texas with terms satisfactory to Buyer (each, a "Lease" and collectively, the "Leases");

(v) with respect to each Principal, the Noncompetition, Non-Disclosure and Non-Solicitation Agreement substantially in the form of Exhibit F attached hereto (the "Noncompetition Agreement");

(vi) with respect to Justin Herricks, the employment agreement substantially in the form of Exhibit G attached hereto (the "Herricks Employment Agreement");

(vii) with respect to Bobby Herricks, the consulting and board services agreement substantially in the form of Exhibit H attached hereto (the "Herricks Consulting Agreement");

(viii) with respect to Stan Long, the consulting agreement substantially in the form of Exhibit I attached hereto (the “Long Consulting Agreement”)

(ix) with respect to Mitchell, the consulting and board services agreement substantially in the form of Exhibit J attached hereto (the "Mitchell Consulting Agreement");

(x) the Stockholders Agreement substantially in the form of Exhibit K attached hereto (the "Stockholders Agreement");

(xi) with respect to the Herricks Employment Agreement and the Herricks Consulting Agreement, the pledge agreement substantially in the form of Exhibit L attached hereto (the "Pledge Agreement");

(xii) the services agreement substantially in the form of Exhibit M attached hereto (the "Services Agreement");

(xiii) a power of attorney substantially in the form of Exhibit N attached hereto (the "Power of Attorney") and duly executed by Sellers;

(xiv) the Sellers' Closing Certificate substantially in the form of Exhibit O attached hereto (the "Sellers' Closing Certificate");

(xv) the certificates of the Secretary of each Seller required by Section 7.02(k) and Section 7.02(l) substantially in the form of Exhibit P (the "Sellers' Secretaries Certificates");

(xvi) the Closing Statement substantially in the form of Exhibit R attached hereto (the “Closing Statement”);

(xvii) the Disclosure Schedules; and

(xviii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i)	the Closing Payment by wire transfer as set forth in the Closing Statement;

(ii)	the Assignment and Assumption Agreement duly executed by Buyer;

(iii) Intellectual Property Assignments duly executed by Buyer;

(iv) Leases duly executed by Buyer;

(v) the Noncompetition Agreement duly executed by Buyer;

(vi) the Herricks Employment Agreement duly executed by Buyer;

(vii) the Consulting Agreements duly executed by Buyer;

(viii) the Stockholder Agreement duly executed by Buyer;

(ix) the Services Agreement duly executed by Buyer;

(x) the certificates of the Secretary of Buyer required by Section 7.03(h) and Section 7.03(i) substantially in the form of Exhibit S attached hereto;

(xi) Buyer's Closing Certificate substantially in the form of Exhibit T attached hereto (the "Buyer's Closing Certificate"); and

(xii) Promissory Note.

ARTICLE IV
Representations and warranties of sellers and the principals

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Sellers and the Principals represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01

(a) Organization and Qualification of Sellers. KHM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Lone Star is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. KHM has full limited liability company power and Lone Star has full partnership power and authority to own, operate and lease the properties and assets now owned, operated and leased by it and to carry on the Business as currently conducted.  Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b) Capitalization.  The KHM Principals are the sole owners and holders of all of the membership interests of KHM as set forth on Section 4.01(b)(i) of the Disclosure Schedules (the "KHM Membership Interests").  All of the KHM Membership Interests are validly issued, and none of the issued and outstanding KHM Membership Interests were issued in violation of any preemptive rights.  There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to conveyance or voting of the KHM Membership Interests. The Lone Star Principals are the sole owners and holders of all of the limited partnership interests of Lone Star as set forth on Section 4.01(b)(ii) of the Disclosure Schedules (the "Lone Star Partnership Interests").  All of the Lone Star Partnership Interests are validly issued, and none of the issued and outstanding Lone Star Partnership Interests were issued in violation of any preemptive rights.  There are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans, proxies or understandings restricting or otherwise relating to the conveyance or voting of the Lone Star Partnership Interests.

Section 4.02 Authority of Sellers. KHM has full limited liability company power and authority, Lone Star has full limited partnership power and authority and each of the Principals has full power and authority to enter into this Agreement and the other Transaction Documents to which each Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller and the Principals of this Agreement and any other Transaction Document to which Sellers are parties, the performance by such Sellers and the Principals of their obligations hereunder and thereunder and the consummation by Sellers and the Principals of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers and the Principals. This Agreement has been duly executed and delivered by Sellers and the Principals, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers and the Principals enforceable against Sellers and the Principals in accordance with its terms. When each other Transaction Document to which Sellers and the Principals are or will be a party has been duly executed and delivered by Sellers and the Principals (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Sellers and the Principals enforceable against them in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Sellers and the Principals of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization or operating agreement of KHM or the certificate of formation or the limited partnership agreement of Lone Star or any other organizational document of either Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Principals, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers or the Principals are a party or by which Sellers, the Principals or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Principals in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04 Financial Statements. Complete copies of the financial statements as at October 31, 2013 and December 31, 2011, 2012 and 2013 (the "Financial Statements") are included in the Disclosure Schedules.  The Financial Statements are based on the books and records of Sellers and the Business and fairly present the financial condition of the Sellers and the Business in all material respects as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, provided, however, the monthly balance sheet and statement of income are subject to normal year-end reclassifications, GAAP or audit adjustments.  The balance sheet of the Business as of October 31, 2013 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date."

Section 4.05 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business;

(c)  material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e)  incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)  transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(i)  material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(j)  acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l)  imposition of any Encumbrance upon any of the Purchased Assets;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, managers, members, general partners, independent contractors or consultants of Sellers or the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of Sellers or the Business or (iii) any termination of any employees or (iv) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, managers, members, general partners, consultant or independent contractor of Sellers or the Business;

(n) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, managers, members, general partners, independent contractor or consultant of Sellers or the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any managers, members, general partners, officers or employees of Sellers or the Business;

(p) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a)  Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller and/or Principals are parties or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) and Section 4.11(e) of the Disclosure Schedules, being "Material Contracts"):

(i) all Contracts that require an assignment be either party thereto to effectuate such a transfer;

(ii) all Contracts which cannot be cancelled without penalty or without more than 90 days' notice;

(iii) all Contracts that require Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(iv) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice;

(viii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(ix) all Contracts with any Governmental Authority;

(x) all Contracts that limit or purport to limit the ability of any Seller or Principal to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) all joint venture, partnership or similar Contracts;

(xii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiv) all collective bargaining agreements or Contracts with any Union; and

(xv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on Sellers in accordance with its terms and is in full force and effect.  None of Sellers or, to Sellers' Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Buyer. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(a)  those items set forth in Section 4.08 of the Disclosure Schedules; or

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet.

Section 4.09 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Except for Contracts and Permits which by their terms cannot be assigned to Buyer, Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property

(a)  Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the "Real Property Leases"). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and each Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Neither Seller is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and each Seller has paid all rent due and payable under such Lease;

(iii) Neither Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Neither Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Neither Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(b) Neither Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(c) The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted in all material respects.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Sellers own, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, Sellers have entered into binding, written agreements with every current and former employee of Sellers, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sellers any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Sellers' exclusive ownership of all Intellectual Property Assets. Sellers have provided Buyer with true and complete copies of all such agreements. Sellers are in full compliance with all legal requirements applicable to the Intellectual Property Assets and Sellers' ownership and use thereof.

(c) Section 4.11(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Sellers and, to the Knowledge of Sellers, the other parties thereto, and Sellers and, to the Knowledge of Sellers, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d) The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Sellers or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Sellers and proposed to be conducted by Buyer have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Sellers have not received any communication, and no Action has been instituted, settled or, to Sellers' Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e) Section 4.11(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Sellers grant rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Sellers have provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Sellers and, to the Knowledge of Sellers, the other parties thereto, and Sellers and, to the Knowledge of Sellers, such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

Section 4.12 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and in the Net Working Capital (a) have arisen from bona fide transactions entered into by Sellers involving the sale or lease of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.13 Customers and Suppliers.

(a) Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Sellers have not received any written notice or, , oral notice and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to lease the Lease Fleet or to use the goods or services of the Business in any material respect or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any written notice or, and have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business in any material respect or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance.  Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, environmental, pollution, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for either Seller since January 1, 2013. Except as set forth on Section 4.14 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers, the Principals nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid when due. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound. True and complete copies of the Insurance Policies have been delivered to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a)  Except as set forth in Section 4.15 of the Disclosure Schedules, there are no Actions pending or, to Sellers' Knowledge, threatened against or by either Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Sellers, the Principals or the Business.

Section 4.16 Compliance With Laws; Permits.

(a)  Sellers have complied, and are now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to either Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of Sellers no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17 Environmental Matters.

(a)  The operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) written Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither Seller nor any of the Principals has Knowledge of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, to the extent such Environmental Permits are transferable, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither Seller nor any of the Principals has Knowledge of any condition, event or circumstance, other than restrictions or prohibitions to the transfer of an Environmental Permit, that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)  None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and neither Seller nor any of the Principals has received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(e) Section 4.17(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers in connection with the Business or the Purchased Assets.

(f) Section 4.17(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers and, to the Knowledge of Sellers, any predecessors in connection with the Business or the Purchased Assets as to which Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor any of the Principals has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers.

(g) Sellers have not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)  Sellers have no Knowledge nor reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.18 Employee Benefit Matters.

(a) Section 4.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, employment, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by either Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of either Seller or the Business or any spouse or dependent of such individual, or under which either Seller has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.18(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b) Except to the extent that such would not have a Material Adverse Effect, to Seller's Knowledge, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).With respect to each Benefit Plan, Sellers have delivered to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)  Each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  With respect to any Benefit Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code, nor has such revocation or unavailability been threatened, to the Knowledge of the Sellers. To the Knowledge of the Sellers, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Sellers or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) Neither Sellers nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)  With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, no such plan is a Multiemployer Plan, and all contributions required to be paid by Sellers or their ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA and no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 4.18(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) (d)             Except as set forth in Section 4.18(d) of the Disclosure Schedules, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g) There is no pending or, to Sellers' Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i) Except as set forth in Section 4.18(e) of the Disclosure Schedules, or to the extent that such would not have a Material Adverse Effect, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

Section 4.19 Employment Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Sellers or the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of Sellers or the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers or the Principals with respect to any compensation, commissions or bonuses.

(b) Neither Seller is, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Sellers, and, to Sellers' Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. Sellers have no duty to bargain with any Union.

(c)  Sellers are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Sellers and the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of Sellers and the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Sellers pending, or to the Sellers' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.20 Taxes.

(a)  All Tax Returns with respect to Sellers and the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d) All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e)  Sellers are not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Sellers, threatened Actions by any taxing authority.

(f)  There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Neither Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h) Sellers are not, and have not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)  None of the Purchased Assets is property that Sellers are required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)  None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.21 Brokers. Except for Allegiance Capital Corporation for whom Sellers and Principals are solely responsible to compensate, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.22 Representations Concerning GFN Shares.

(a) Each Seller and Principal understands that the GFN Shares have not been registered under the Securities Act of 1933, as amended (the “Act”).  Each Seller and Principal understands that the GFN Shares are being offered pursuant to an exemption from registration contained in the Act based in part upon the representations of each Seller and Principal contained in this Agreement.

(b) Each Seller and Principal hereby represents and warrants that each Seller and Principal is capable of evaluating the merits and risks of its investment in GFN and has the capacity to protect such party’s own interests.  Each Seller and Principal must bear the economic risk of this investment indefinitely unless the GFN Shares are registered pursuant to the Act, or an exemption from registration is available.

(c) Each Seller and Principal is acquiring the GFN Shares for such party’s own account for investment only, and not with a view towards its distribution.

(d) Each Seller and Principal represents it is an accredited investor and that by reason of such party’s business or financial experience, such party has the capacity to protect such party’s own interests in connection with the transactions contemplated in this Agreement.

Section 4.23 Full Disclosure. No representation or warranty by Sellers or the Principals in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers and the Principals that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and the Principals) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents, Approvals. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, except with the prior written consent of Buyer,

(a) Sellers shall use their best efforts to:

(i)  preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(ii) pay the debts, Taxes and other obligations of the Business when due;

(b) Sellers shall use their commercially reasonable efforts to:

(i)  continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(ii) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iii) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(iv) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(v) perform all of its obligations under all Assigned Contracts subject to any good faith disputes with a party or parties to the Assigned Contract;

(vi) maintain the Books and Records in accordance with past practice;

(vii) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(viii) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06, as qualified by the introductory paragraph to Section 4.06, to occur; and

(c) Sellers shall:

(i) not purchase or sell without the prior written consent of Buyer (which consent shall not be unreasonably withheld) Lease Fleet units, vehicles and trailers or other assets the cost or quantity of which is material; and

(ii)  not sell without the prior written consent of Buyer any Lease Fleet units.

Section 6.02 Access to Information. From the date hereof until the Closing, and upon reasonable prior notice to Sellers by Buyer, Sellers and the Principals shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; (c) reasonably cooperate with Buyer, Buyer's Representatives and Buyer's Accountants in connection with the audit of the financial statements of Sellers; (d) instruct the Representatives of Sellers and the Principals to reasonably cooperate with Buyer in its investigation of the Business; and (e) arrange meetings among Sellers, Material Customers and Buyer either in person or telephonically, provided, however, that Buyer shall not hold meetings with Material Customers with respect to the purchase of the Purchased Assets by Buyer without the consent of Sellers.  Buyer acknowledges that completion of the audit of the financial statements of Seller contemplated by Section 6.02(c) is a not a condition of Closing.  Without limiting the foregoing, and upon reasonable prior notice to Sellers by Buyer, Sellers and the Principals shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a)  Sellers and the Principals shall not, and shall not authorize or permit any of their Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Principals shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Sellers and the Principals shall promptly (and in any event within three Business Days after (i) receipt thereof by Sellers and the Principals or (ii) to the Knowledge of Sellers and their Principals of such receipt by their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)  Sellers and the Principals agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a)  From the date hereof until the Closing, Sellers and the Principals shall promptly notify Buyer in writing after Sellers and the Principals have Knowledge of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers and the Principals hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Knowledge of Sellers and the Principals, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers and the Principals in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer's sole discretion, Buyer may offer employment, on an "at will" basis, to any or all of such employees with a transfer of tenure for prior employment of employees of Sellers who are hired by Buyer for the purpose of calculating vacation benefits. Buyer shall not be required to offer employment to any of Sellers' employees unless Buyer shall have approved in its sole discretion an employment application and Buyer shall be satisfied in its sole discretion with the following checks or reviews as Buyer shall elect for each prospective employee: (i) a pre-employment physical examination, (ii) a drug and alcohol screening, (iii) a driving record review, (iv) a reference check and (v) a criminal background check. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b) Section 6.05(b) of the Disclosure Schedules sets forth an complete and accurate list of each Employment Loss occurring during the 90 days preceding the date hereof and identifies for each such Employment Loss, the name of the affected employee, the date of the Employment Loss, the cause of the Employment Loss and the “single site of employment” (as such term is used in the WARN Act) at which the Employment Loss occurred.

(c) Sellers shall ensure that no employee of Sellers incurs an Employment Loss.

(d) Provided that each Seller has complied with its obligations under Section 6.05(b) and (c), Buyer agrees that it will make offers of employment to such number of current employees of Sellers (as of the Closing) at each such “single site of employment” such that the number of employees who were employed at such single site of employment who do not receive an offer of employment from Buyer, when added to the number of former employees of Sellers at such single site of employment who suffered an Employment Loss during the 90 days preceding the Closing, based on the information reported on Section 6.05(b) of the Disclosure Schedules do not equal or exceed 50.  To the extent Sellers provides any inaccurate information on Section 6.05(b) of the Disclosure Schedules or breaches Section 6.05(c) and Buyer incurs any obligations under the WARN Act, Sellers shall indemnify Buyer for any such obligations to the maximum extent permitted by applicable law.

(e)          Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(e)          Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(f)          Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Sellers prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer's defined contribution retirement plan.

Section 6.06 Confidentiality. From and after the Closing, Sellers and the Principals shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the transactions contemplated by this Agreement and the Transaction Documents, except to the extent that Sellers and the Principals can show that such information (a) is generally available to and known by the public through no fault of Sellers and the Principals, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers and the Principals, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that Sellers and the Principals may disclose the foregoing information to their financial and legal advisors. If Sellers, the Principals or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers and the Principals shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers and the Principals are advised by their counsel in writing is legally required to be disclosed, provided that Sellers and the Principals shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall reasonably cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not act or fail to act with the intent of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers, the Principals and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Principals with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give written notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.08 Books and Records

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers or the Principals prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) receive the original Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii) upon reasonable notice, afford the Sellers' Representatives reasonable access (including the right to make, at Sellers' expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Sellers and the Principals shall:

(i) receive a copy of the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or NASDAQ or legal requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.12 Accounts Receivable Collected by Seller after Closing. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five Business Days after its receipt thereof.

Section 6.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14 Tax Clearance Certificates. Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a "Tax Clearance Certificate") could subject the Buyer to any Taxes of Sellers. If any taxing authority asserts that Sellers are liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.16 Payment of Vendor Accounts Payable.  Buyer hereby guarantees the timely payment in full of the Vendor Accounts Payable.

Section 6.17 Post-Closing Adjustment.

(a) Final Net Working Capital Procedure. (i) Within 75 days after receipt by Buyer of Sellers’ source documents necessary to calculate the final Net Working Capital as of Closing, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of the final Net Working Capital as of Closing.  To the extent that a Post-Closing Adjustment is required, it will be resolved pursuant to Section 6.18(c)(vi)

(b) Prorations.  Within 75 days after the Closing, the personal property taxes, water, gas, electricity and other utilities, local business or other license fees or taxes, merchants’ association dues and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date.  To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. To the extent that prorations are required, they will be handled pursuant to Section 6.17 (c)(vi).

(c) Examination and Review.

(i) Examination. After receipt of the final Net Working Capital as of Closing, Sellers shall have 30 days (the "Review Period") to review the final Net Working Capital as of Closing. During the Review Period, Sellers and Sellers' Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the final Net Working Capital as of Closing and to such historical financial information (to the extent in Buyer's possession) relating to the final Net Working Capital as of Closing as Sellers may reasonably request for the purpose of reviewing the final Net Working Capital as of Closing and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Sellers may object to the final Net Working Capital as of Closing by delivering to Buyer a written statement setting forth Sellers' objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers' disagreement therewith (the "Statement of Objections"). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the final Net Working Capital as of  Closing and the Post-Closing Adjustment, as the case may be, reflected in the final Net Working Capital as of Closing shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the final Net Working Capital as of Closing with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii) Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to a person mutually agreed upon by Sellers and Buyer or to the office of an impartial firm of independent certified public accountants mutually agreed upon by Sellers and Buyer (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the final Net Working Capital at Closing. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the final Net Working Capital at Closing and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants' determination and Sellers' determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination and Sellers' determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the final Net Working Capital statement as of Closing and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustments. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable final Net Working Capital as of Closing or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer or check of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by Sellers or the Principals and not deducted from the General Indemnity Holdback and not subject to the Deductible.

Section 6.18 Seller Personnel Employed After Closing.  For a period of no less than six months commencing on the Closing Date, Sellers shall employ personnel experienced in financial and accounting reporting and reconciliation of Sellers.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers and the Principals contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.21, the representations and warranties of Sellers and the Principals contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers and the Principals contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers and the Principals shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Sellers or the Principals, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All required approvals of Buyer's lenders and approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules (including, without limitation, a copy of the resolutions of the managers and members of KHM and of the general partner and all limited partners of Lone Star, in each case, approving this Agreement, the Transaction Documents and the sale by KHM and Lone Star of the Purchased Assets) shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) All consents required to assign to Buyer all of the Customer Contracts shall have been received by Buyer and such consents shall be satisfactory to Buyer in its sole satisfaction.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) Sellers and the Principals shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(h) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(i) All Encumbrances relating to the Purchased Assets shall have been released in full or will be released in full upon payment of such Encumbrances at Closing pursuant to the payment made at Closing under Section 2.06 (a), other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j) Buyer shall have received the executed Sellers' Closing Certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of KHM and the general partner of Lone Star authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(m) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that each Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Sellers.

(n) Buyer and its representatives have conducted a due diligence review of Sellers and the Books and Records, Financial Statements, other document, records, accounts and agreements of Sellers, and Buyer shall be satisfied in its sole discretion with such due diligence review.  Such review shall have no effect whatsoever on the liability of Sellers or the Principals or Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of such parties.

(o) The board of directors of Buyer shall have approved this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, which approval shall be in the sole discretion of the board of directors of Buyer.

(p) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(q) All schedules delivered by Sellers and the Principals prior to and as of the Closing shall have been accepted and approved by Buyer in its sole discretion.

(r) Buyer shall have received funding in the form of debt or other financing subject to terms and conditions acceptable to Buyer in its sole discretion which provide financing for the payment of the Purchase Price.

(s) As of the Closing (i) all improvements and repairs at the Leased Real Property pending upon the execution and delivery of this Agreement shall have been completed, (ii) the Leased Real Property shall be fully operational with no pending repairs or maintenance, normal wear and tear excepted and (iii) the Kenedy Premises and the Kermit Premises shall have  substantially similar capabilities and functions.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers and the Principals to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers' and the Principals' waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.02, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f) Sellers shall have received the executed Buyer Closing Certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Sellers and the Principals shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Sellers and the Principals such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 30 months from the Closing Date; provided, that each of the Fundamental Reps shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to such Fundamental Reps plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers and Principals. Subject to the other terms and conditions of this Article VIII, Sellers and the Principals shall jointly and severally indemnify, defend, save and hold harmless each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of each Seller or any Principal contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers and/or the Principals pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers and/or the Principals pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers and/or the Principals pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify, defend, save and hold harmless each of the Sellers and the Principals and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)  any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers and the Principals shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) related to the Non-Fundamental Reps until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000 (the "Basket”) in which event Sellers and the Principals shall be required to pay or be liable for all such Losses in excess of the Basket, provided that the aggregate amount of all Losses for which Sellers and the Principals shall be liable pursuant to Section 8.02(a) related to Non-Fundamental Reps shall not exceed 30% of the Purchase Price (the "Cap").

(b) Sellers and the Principals shall be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) related to the Fundamental Reps and under Section 8.02(b), (c) and (d) without regard to the Basket or the Cap.

(c) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket, provided that the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.  Buyer shall be liable to the Seller Indemnitees under Section 8.02(b) and (c) without regard to the Basket or the Cap.

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the Fundamental Reps.

(e) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) The amount, if any, in the Escrow Account shall not limit in any way Buyer's right to be indemnified pursuant to this Agreement and the Transaction Documents.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers, Principals and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to six percent per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct or misrepresentation.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers, Principals and Buyer;

(b) by Buyer by written notice to the Principal Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers and the Principals pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers and the Principals within ten days of the receipt by the Principal Representative of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Buyer delivers notice to Sellers that Buyer has elected to not proceed with the transactions completed by this Agreement and the Transaction Documents.

(c) by Sellers and the Principals by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2014 (the “Seller Termination Date”), unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; notwithstanding anything to the contrary in this Agreement, Buyer may postpone the Seller Termination Date by up to 60 days if Sellers or Principals are unable to timely deliver to Buyer the documents and/or information requested pursuant to Section 6.02 or Article VII or to satisfy the closing conditions set forth in Article VII; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)  as set forth in this Article IX, Section 6.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer and Sellers shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and Sellers shall pay all amounts payable to Allegiance Capital Corporation.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers and Principals:	113 Corporate Drive Midland, Texas 79705 Facsimile: (915) 570-4748 E-mail: gmitchell@gp2energy.com Attention: George Mitchell
with a copy to:	Cotton, Bledsoe, Tighe & Dawson, P.C. 500 West Illinois Avenue, Suite 300 Midland, Texas 79701 Facsimile: (432) 682-3672 E-mail: sbyrd@cbtd.com Attention: Stephen C. Byrd
If to Buyer:	39 East Union Street Pasadena, California 91103 Facsimile: (626) 795-8090 E-mail: notices@generalfinance.com Attention: Christopher A. Wilson

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KHM RENTALS, LLC, a Texas limited liability company, By: /s/ George P. Mitchell, II Name: George P. Mitchell Title: General Partner By: Name: Title:
LONE STAR TANK RENTAL INC.,
a Delaware corporation, doing business as
“Lone Star Liquid Tank Rental, Inc.”

By: /s/ Ronald F. Valenta
Name: Ronald Valenta
Title:   Chief Executive Officer

By: /s/ Charles Barrantes
Name: Charles Barrantes
Title:   Chief Financial Officer

LONE STAR TANK RENTAL LP, a Texas limited partnership, By: WTTR, Inc. Its General Partner By: /s/ Bobby Herricks Name: Bobby Herricks Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Bradley Herricks Bradley Herricks
/s/ Bobby Herricks Bobby Herricks /s/ Justin Herricks Justin Herricks
/s/ George P. Mitchell, II George P. Mitchell, II
Wyatt J. Koricanek Trust
By: /s/ Bob Koricanek Name: Bob Koricanek Title: Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Tanner L. Koricanek Trust
By: /s/ Bob Koricanek Name: Bob Koricanek Title: Trustee
/s/ Stanley E. Long Stan Long
WTTR, Inc.
By: /s/ Bobby Herricks Name: Bobby Herricks Title: General Partner
GP II Energy, Inc. By: /s/ George P. Mitchell, II Name: George P. Mitchell, II Title: General Partner